UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 20, 2016

REAL GOODS SOLAR, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	001-34044	26-1851813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

833 West South Boulder Road, Louisville, CO 80027-2452

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (303) 222-8300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 20, 2016, Real Goods Solar, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”), notifying the Company that for the last 30 consecutive business days, the bid price of the Company’s Class A common stock had closed below the minimum $1.00 per share requirement for continued inclusion on Nasdaq based on Listing Rule 5550(a)(2), and describing a timetable for bringing the Company into compliance with that rule.

The Company’s Class A common stock remains listed on Nasdaq under the symbol RGSE. Under Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until June 19, 2017, to regain compliance. If at any time before then, the Company’s Class A common stock has a closing bid price of $1.00 or more for a minimum of 10 consecutive business days, Nasdaq staff will notify the Company that it has regained compliance.

If the Company has not met the requirements of Rule 5550(a)(2) by June 19, 2017, but meets the continued listing requirement for market value of publicly held shares and all other applicable standards for initial listing on The Nasdaq Capital Market (other than the minimum bid price requirement), then the Company may be eligible for an additional 180 day compliance period. In order to qualify, the Company will need to provide written notice of its intention to cure the deficiency during the second compliance period, by effecting a reverse stock split if necessary. If it appears to Nasdaq staff that the Company will not be able to cure the deficiency during this second compliance period, or if the Company is otherwise not eligible, the Nasdaq staff will provide notice that the Company’s securities will be subject to delisting.

The Company intends to actively monitor the bid price for its Class A common stock and will consider available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid price requirement, including a possible reverse stock split.

Item 8.01. Other Events.

On December 20, 2016, the Company filed a preliminary proxy statement with the Securities and Exchange Commission for a special meeting of the Company’s shareholders to be held on January 23, 2017 at 10:00 a.m. Mountain Time at the Company’s principal office to consider and vote on the following matters: (i) to approve a reverse stock split of all of the outstanding shares of the Company’s Class A common stock at a specific ratio within a range from one-for-five to one-for-thirty-five and to grant authorization to the Company’s board of directors to determine, in its sole discretion, the specific ratio and the timing of the reverse stock split at any time before January 23, 2018; (ii) to approve the adjournment of the special meeting, if necessary to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve proposal 1; and (iii) to transact such other business as may properly be brought before the special meeting. Holders of record of the Company’s Class A common stock at the close of business on December 23, 2016, the record date for the special meeting, will be entitled to vote their shares at the special meeting or any adjournment or postponement of the special meeting.

Additional Information about the Special Meeting

THE COMPANY HAS FILED A PRELIMINARY PROXY STATEMENT, AND WILL FILE A DEFINITIVE PROXY STATEMENT, WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE SPECIAL MEETING. SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT, ONCE AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE SPECIAL MEETING.

Free copies of the preliminary proxy statement and definitive proxy statement, as applicable and once available, as well as other filings containing information about the Company, may be obtained at the Securities and Exchange Commission’s website (www.sec.gov). These documents may also be obtained, free of charge, from the investor relations section of the Company’s website (www.rgsenergy.com) or by directing a request to 833 West South Boulder Road, Louisville, Colorado 80027, Attention: Secretary, Real Goods Solar, Inc., investorrelations@rgsenergy.com or (303) 222-8344.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the special meeting. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the preliminary proxy statement and the definitive proxy statement, once available, regarding the special meeting, and the proposals related thereto. Free copies of these documents may be obtained as described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL GOODS SOLAR, INC.

By:	/s/ Dennis Lacey
Dennis Lacey Chief Executive Officer and Acting Principal Financial Officer

Date:  December 21, 2016